As filed with the Securities and Exchange Commission on August 2, 2013
Registration Statement No. 333-____

Securities and Exchange Commission
Washington, D.C. 20549
________________________________________________________
Form S–8
Registration Statement Under the Securities Act of 1933
________________________________________________________
ALLETE, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	41-0418150
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
30 West Superior Street
Duluth, Minnesota 55802-2093
(218) 279-5000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
________________________________________________________
ALLETE
Non-Employee Director Stock Plan
(Full Title of Plan)
________________________________________________________

ALAN R. HODNIK	DEBORAH A. AMBERG, Esq.
Chairman, President and	Senior Vice President, General Counsel
Chief Executive Officer	and Secretary
30 West Superior Street	30 West Superior Street
Duluth, Minnesota 55802-2093	Duluth, Minnesota 55802-2093
(218) 279-5000	(218) 279-5000

MARK A. SCHOBER	ROBERT J. REGER, JR., Esq.
Senior Vice President and	Morgan, Lewis & Bockius LLP
Chief Financial Officer	101 Park Avenue
30 West Superior Street	New York, New York 10178-0060
Duluth, Minnesota 55802-2093	(212) 309-6000
(218) 279-5000

(Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.  (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
(Do not check if a smaller reporting company)
________________________________________________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, without par value	164,661 Shares (1)	$52.94	$8,717,153.34	$1,189.02

(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminable number of additional securities as may become deliverable as a result of stock splits, stock dividends, split ups, recapitalizations or similar transactions, in accordance with the provisions of the plan.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the registrant's common stock on the New York Stock Exchange composite tape on July 26, 2013.

ALLETE Non-Employee Director Stock Plan

Part II. Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

ALLETE, Inc. (ALLETE) hereby incorporates herein by reference the following documents previously filed by ALLETE with the Securities and Exchange Commission (SEC).

•ALLETE's Annual Report on Form 10-K for the year ended December 31, 2012;

•ALLETE's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013; and

•
ALLETE's Current Reports on Form 8-K filed with the SEC on January 25, 2013, March 1, 2013, April 2, 2013, May 16, 2013, and August 1, 2013 (other than any documents or portions of documents not deemed to be filed).

All documents subsequently filed by ALLETE pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any documents, or portions of documents, not deemed to be filed) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing thereof. Any statement contained in an incorporated document shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed incorporated document modifies or supersedes such statement.

Item 4.	Description of Securities.

Description of Common Stock

General. The following statements describing ALLETE's common stock are not intended to be a complete description. For additional information, please see ALLETE's Articles of Incorporation and Bylaws. Each of these documents has been previously filed with the SEC and they are exhibits to the registration statement filed with the SEC of which this prospectus is a part. Reference is also made to the laws of the State of Minnesota.

ALLETE has the following capital stock authorized by its Articles of Incorporation: 80,000,000 shares of common stock, without par value, and 3,616,000 shares of preferred stock. As of July 31, 2013, 40,153,653 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Dividend Rights. ALLETE's common stock is entitled to dividends only after ALLETE has provided for dividends and any sinking fund requirements on any issued and outstanding preferred stock. ALLETE's Articles of Incorporation contain provisions which would restrict net income available for the payment of cash dividends on outstanding common stock in the event that shares of ALLETE's preferred stock were outstanding and certain common stock equity capitalization ratios were not met.

Voting Rights (Non-Cumulative Voting). Holders of ALLETE's common stock are entitled to receive notice of and to vote at any meeting of shareholders. Each share of ALLETE's common stock, as well as each share of any of ALLETE's issued and outstanding preferred stock, is entitled to one vote. Holders of ALLETE's common stock do not have cumulative voting rights. Each director shall be elected by the vote of a majority of the votes cast with respect to the director at a meeting of shareholders called for such purpose at which a quorum is present. At any such meeting for which the number of nominees (other than nominees withdrawn on or before the sixtieth (60th) day before the first anniversary of the preceding year's annual shareholder meeting) exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors. In addition, whenever dividends on any of ALLETE's preferred stock are in default in the amount of four full quarterly payments or more, and until all the dividends in default are paid, the holders of ALLETE's preferred stock are entitled, as one class, to elect a majority of the directors. ALLETE's common stock, as one class, would then elect the minority.

The Articles of Incorporation include detailed procedures and other provisions relating to these rights and their termination, including:

•	quorums;

•	terms of directors elected;

•	vacancies;

•	class voting;

•	meetings; and

•	adjournments.

The Articles of Incorporation contain provisions that make it difficult to obtain control of ALLETE through transactions not having the approval of the board of directors of ALLETE. These provisions include:

•
a provision requiring the affirmative vote of 75 percent of the outstanding shares of all classes of ALLETE's capital stock, present and entitled to vote, in order to authorize certain mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE. Any of those transactions are required to meet certain “fair price” and procedural requirements. Neither a 75 percent shareholder vote nor a “fair price” is required for any of those transactions that have been approved by a majority of the “Disinterested Directors,” as that term is defined in the Articles of Incorporation;

•	a provision permitting a majority of the Disinterested Directors to determine whether the above requirements have been satisfied; and

•
a provision providing that some parts of the Articles of Incorporation cannot be altered unless approved by 75 percent of the outstanding shares of all classes of ALLETE's capital stock, present and entitled to vote, unless the alteration is recommended to the shareholders by a majority of the Disinterested Directors. The parts of the Articles of Incorporation that cannot be altered except as stated above include some parts relating to:

•	mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE; and

•	the number, election, terms of office and removal of directors of ALLETE and the way in which vacancies on the board of directors are filled.

Liquidation Rights. After ALLETE has satisfied creditors and the preferential liquidation rights of any of its outstanding preferred stock, the holders of its common stock are entitled to share ratably in the distribution of all remaining assets.

Miscellaneous. Holders of ALLETE's common stock have no preemptive or conversion rights. ALLETE's common stock is listed on the New York Stock Exchange. The transfer agents and registrars for ALLETE's common stock are Wells Fargo Bank, N.A. and ALLETE.

Item 5.	Interests of Named Experts and Counsel.

The legality of these shares will be passed upon for ALLETE by Deborah A. Amberg, Esq., Senior Vice President, General Counsel and Secretary, and by Morgan, Lewis & Bockius LLP, New York, New York, counsel to ALLETE. Morgan, Lewis & Bockius LLP may rely as to all matters of Minnesota law upon the opinion of Ms. Amberg. Ms. Amberg may rely as to all matters of New York law upon the opinion of Morgan, Lewis & Bockius LLP.

As of July 31, 2013, Ms. Amberg owned 19,225 shares of common stock of ALLETE. Ms. Amberg is acquiring additional shares of ALLETE common stock at regular intervals as a participant in the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan. Under the Executive Long-Term Incentive Compensation Plan, Ms. Amberg has:

•	outstanding options to purchase 24,275 shares of ALLETE common stock, which options are fully vested, and which will expire ten years from the date of grant;

•
restricted stock units pursuant to which 3,716 shares of common stock (plus accrued dividend equivalents) will be distributed to Ms. Amberg after they vest (on December 31, 2013, 2014 and 2015) provided she remains employed on the payment dates; and

•
an award opportunity for up to 13,882 performance shares (plus accrued dividend equivalents) that will be distributed to Ms. Amberg if ALLETE attains certain performance goals for the periods January 1, 2011 through December 31, 2013, January 1, 2012 through December 31, 2014 and January 1, 2013 through December 31, 2015, and provided Ms. Amberg remains employed on the payment dates.

Item 6.	Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys' fees and disbursements) where such person, among other things, has not been indemnified by another organization, acted in good faith, received no improper personal benefit and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Article IX of the Articles of Incorporation of ALLETE contains the following provision:

No director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty by that director as a director; provided, however, that this Article IX shall not eliminate or limit the liability of a director: (a) for any breach of the director's duty of loyalty to this Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Minnesota Statutes Section 302A.559 or 80A.23; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the date when this Article IX becomes effective. If, after the stockholders approve this provision, the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A, is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended. No amendment to or repeal of this Article IX shall apply to or have any affect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to that amendment or repeal.

Section 13 of the Bylaws of ALLETE contains the following provisions relative to indemnification of directors and officers:

The Corporation shall reimburse or indemnify each present and future Director and officer of the Corporation (and his or her heirs, executors and administrators) for or against all expenses reasonably incurred by such Director or officer in connection with or arising out of any action, suit or proceeding in which such Director or officer may be involved by reason of being or having been a Director or officer of the Corporation. Such indemnification for reasonable expenses is to be to the fullest extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A. By affirmative vote of the Board of Directors or with written approval of the Chairman and Chief Executive Officer, such indemnification may be extended to include agents and employees who are not Directors or officers of the Corporation, but who would otherwise be indemnified for acts and omissions under Chapter 302A of the Minnesota Business Corporation Act, if such agent or employee were an officer of the Corporation.

Reasonable expenses may include reimbursement of attorneys' fees and disbursements, including those incurred by a person in connection with an appearance as a witness.

Upon written request to the Corporation and approval by the Chairman and Chief Executive Officer, an agent or employee for whom indemnification has been extended, or an officer or Director may receive an advance for reasonable expenses if such agent, employee, officer or Director is made or threatened to be made a party to a proceeding involving a matter for which indemnification is believed to be available under Minnesota Statutes Chapter 302A.

The foregoing rights shall not be exclusive of other rights to which any Director or officer may otherwise be entitled and shall be available whether or not the Director or officer continues to be a Director or officer at the time of incurring such expenses and liabilities.

ALLETE has insurance covering its expenditures which might arise in connection with the lawful indemnification of its directors and officers for their liabilities and expenses, and insuring officers and directors of ALLETE against certain other liabilities and expenses.

Item 8.	Exhibits.

Exhibit Number		Description of Exhibit
*4(a)1	–	Articles of Incorporation, amended and restated as of May 8, 2001 (filed as Exhibit 3(b) to the March 31, 2001, Form 10-Q, File No. 1-3548).
*4(a)2	–	Amendment to Articles of Incorporation, effective 12:00 p.m. Eastern Time on September 20, 2004 (filed as Exhibit 3 to the September 21, 2004, Form 8-K, File No. 1-3548).
*4(a)3	–	Amendment to Articles of Incorporation, dated as of May 12, 2009 (filed as Exhibit 3 to the June 30, 2009, Form 10-Q, File No. 1-3548).
*4(a)4	–	Amendment to Articles of Incorporation, dated as of May 11, 2010 (filed as Exhibit 3(a) to the May 14, 2010, Form 8-K, File No. 1-3548).
*4(a)5	–	Amendment to Certificate of Assumed Name, filed with the Minnesota Secretary of State on May 8, 2001 (filed as Exhibit 3(a) to the March 31, 2001, Form 10-Q, File No. 1-3548).
*4(b)	–	Bylaws, as amended effective May 11, 2010 (filed as Exhibit 3(b) to the May 14, 2010, Form 8-K, File No. 1-3548).
5(a)	–	Opinion and Consent of Deborah A. Amberg, Esq., Senior Vice President, General Counsel and Secretary of ALLETE, Inc.
5(b)	–	Opinion and Consent of Morgan, Lewis & Bockius LLP.
23(a)	–	Consent of PricewaterhouseCoopers LLP.
*23(b)	–	Consent of Deborah A. Amberg, Esq. (included in opinion, attached hereto as Exhibit 5(a)).
*23(c)	–	Consent of Morgan, Lewis & Bockius LLP (included in opinion, attached hereto as Exhibit 5(b)).
*24	–	Power of Attorney (included on the signature page of this registration statement).
*99	–	ALLETE and Affiliated Companies Non-Employee Director Stock Plan, amended and restated as of May 15, 2013 (filed as Exhibit 10(a) to the June 30, 2013, Form 10-Q, File No. 1-3548)
* Incorporated herein by reference as indicated.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that subsections (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY
Each person whose signature appears below hereby authorizes any agent for service named in this registration statement to execute in the name of each such person, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and appoints any such agent for service as attorney-in-fact to sign in each such person's behalf individually and in each capacity stated below and file any such amendments to this registration statement and ALLETE, Inc. hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, ALLETE, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Minnesota, on the 2nd day of August, 2013.
ALLETE, Inc.
(Registrant)

By	/s/ Alan R. Hodnik
Alan R. Hodnik
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Alan R. Hodnik	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 2, 2013
Alan R. Hodnik
/s/ Mark A. Schober	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 2, 2013
Mark A. Schober
/s/ Steven Q. DeVinck	Controller and Vice President - Business Support (Principal Accounting Officer)	August 2, 2013
Steven Q. DeVinck

Signature	Title	Date

/s/ Kathryn W. Dindo	Director	August 2, 2013
Kathryn W. Dindo

/s/ Heidi J. Eddins	Director	August 2, 2013
Heidi J. Eddins

/s/ Sidney W. Emery, Jr.	Director	August 2, 2013
Sidney W. Emery, Jr.

/s/ George G. Goldfarb	Director	August 2, 2013
George G. Goldfarb

/s/ James S. Haines, Jr.	Director	August 2, 2013
James S. Haines, Jr.

/s/ Alan R. Hodnik	Director	August 2, 2013
Alan R. Hodnik

/s/ James J. Hoolihan	Director	August 2, 2013
James J. Hoolihan

/s/ Madeleine W. Ludlow	Director	August 2, 2013
Madeleine W. Ludlow

/s/ Douglas C. Neve	Director	August 2, 2013
Douglas C. Neve

/s/ Leonard C. Rodman	Director	August 2, 2013
Leonard C. Rodman

/s/ Bruce W. Stender	Director	August 2, 2013
Bruce W. Stender